EXHIBIT 99

                                                   ROBERT BUTTER
                                                   OR
                                                   DIANE WUYCHECK
                                                   (412) 553-5911

                                                   JULY 17, 1997

             EQUITABLE RESOURCES' CEO ELECTS EARLY RETIREMENT

      PITTSBURGH -- The Board of Directors of Equitable Resources, Inc. (ERI) today announced the retirement of company president and chief executive officer Frederick H. Abrew, 59, who has served in this position since January 1995. Mr. Abrew's early retirement from ERI and its Board is effective immediately. He joined the company in 1980 as an operating manager and held positions of increasing management responsibility, including being named chief operating officer of the company in 1992.
      Donald I. Moritz, chairman of the executive committee of the Board, will become ERI's interim chief executive officer. Mr. Moritz held the position of chairman and chief executive officer of the company until his retirement in 1994. The search for a successor is underway, with both internal and external candidates being considered.
      "Fred Abrew has done an excellent job in establishing an appropriate direction for ERI's transition in a deregulated marketplace," said Thomas A. McConomy, chairman of the Board's governance and search committees. "The Board of Directors expressed its appreciation for Mr. Abrew's many years of service and guidance. Under his leadership, ERI has become one of the industry's most innovative energy services organizations. Our committee is seeking a successor who will complete the implementation of ERI's strategy of becoming a premier provider of energy solutions."
      Equitable Resources, Inc. is a fully-integrated energy exploration, distribution and marketing company. It offers customized energy solutions to wholesale and retail customers with innovative products and services from its three primary business segments -- ERI Supply & Logistics, ERI Utilities and ERI Services. ERI has operations and customers throughout North America.
      Equitable Resources, Inc. is traded under the ticker symbol, "EQT."

                                  # # # #

 EQUITABLE RESOURCES' RECENT NEWS RELEASES ARE AVAILABLE FREE OF CHARGE BY
                         FAX THROUGH COMPANY NEWS
       ON CALL AT 1-800-758-5804, EXT. 289250, OR ON THE INTERNET AT
                          HTTP://WWW.ERI2000.COM